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Exhibit 99(e)

Consolidated Statements of Operations

THE ST. PAUL COMPANIES

	Year Ended December 31
	2001	2000	1999
	(In Millions, Except Per Share Data)
REVENUES
Premiums earned	$7,296	$5,592	$5,103
Net investment income	1,217	1,262	1,259
Asset management	359	356	340
Realized investment gains (losses)	(94)	632	286
Other	165	130	161

Total revenues	8,943	7,972	7,149

EXPENSES
Insurance losses and loss adjustment expenses	7,479	3,913	3,720
Policy acquisition expenses	1,589	1,396	1,321
Operating and administrative expenses	1,306	1,262	1,157

Total expenses	10,374	6,571	6,198

Income (loss) from continuing operations before income taxes	(1,431)	1,401	951
Income tax expense (benefit)	(422)	431	219

Income (loss) from continuing operations before cumulative effect of accounting change	(1,009)	970	732
Cumulative effect of accounting change, net of taxes	—	—	(27)

Income (loss) from continuing operations	(1,009)	970	705

Discontinued operations:
Operating income, net of taxes	19	43	35
Gain (loss) on disposal, net of taxes	(98)	(20)	94

Gain (loss) from discontinued operations	(79)	23	129

Net Income (Loss)	$(1,088)	$993	$834

BASIC EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operations before cumulative effect	$(4.84)	$4.39	$3.16
Cumulative effect of accounting change, net of taxes	—	—	(0.12)
Gain (loss) from discontinued operations, net of taxes	(0.38)	0.11	0.57

Net Income (Loss)	$(5.22)	$4.50	$3.61

DILUTED EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operations before cumulative effect	$(4.84)	$4.14	$3.00
Cumulative effect of accounting change, net of taxes	—	—	(0.11)
Gain (loss) from discontinued operations, net of taxes	(0.38)	0.10	0.52

Net Income (Loss)	$(5.22)	$4.24	$3.41

See notes to consolidated financial statements.

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Consolidated Statements of Operations THE ST. PAUL COMPANIES